SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant / /
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                         / / Preliminary Proxy Statement
     / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                                  14A-6(E)(2))
                         / / Definitive Proxy Statement
                       /X/ Definitive Additional Materials
                 / / Soliciting Material Pursuant to Rule 14a-12

                           ART TECHNOLOGY GROUP, INC.


                (Name of Registrant as Specified In Its Charter)

Mitchell Wright Technology Group, LLC, SSH Partners I, LP, Mitchell-Wright, LLC, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required

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Attached as Exhibit 1 is a press release issued by Mitchell-Wright Technology
Group, LLC on October 18, 2004.

Exhibit 1

              Issued on behalf of Mitchell-Wright Technology Group


FOR IMMEDIATE RELEASE                                                   CONTACT:
October 18, 2004                                                     Ellen Gonda
                                                                 Brunswick Group
                                                                  (212) 333-3810

Cincinnati, OH, October 18, 2004--Mitchell-Wright Technology Group, LLC ("MWTG") today called for shareholders to choose the certainty of profits over the hope of an uncertain merger plan. MWTG believes that the management and Board of Directors of Art Technology Group ("ARTG") [NASDAQ: ARTG] has failed to provide a merger plan with Primus Knowledge Solutions, Inc. ("Primus") [NASDAQ: PKSI] that would justify increasing the outstanding ARTG common shares by 45%.

MWTG believes that the Board and management have chosen to continue to operate the company at a loss because they believe in the idea of being a `large company'. We believe the market has changed for small technology companies - market value is driven more by profitability than by size. Instead of focusing on profits and profitable growth, however, management is determined to follow a plan that makes them bigger with only the hope of generating future profits. We urge them to choose profits over size.

We encouraged the Board to produce a realistic plan that demonstrates the value of the deal to justify the substantial dilution that ARTG's shareholders will suffer in this transaction. The Board rejected this concept. Since the end of September the Board and management have been on a mission: offering shareholders hollow promises and false hopes of new revenue growth to induce a vote for the merger. Instead of management's promises, consider its actions:

     o In the past two years, management has lost more than $40 million in cash from operations, an indication of poor cost management.
     o In the last year, management has lost more than 60% of the market value of the Company, an indication of a flawed strategy.
     o In the past few weeks, management has modified its plan three times, without offering any supporting information; AND management's plan still does not demonstrate how the Company can earn back the shareholder dilution from this ill-conceived merger.

What has management done to earn your trust and your vote?

MWTG believes that this transaction threatens shareholder value with an insufficient plan to enhance value. The Company recently stated that management believes the Primus acquisition offers the best hope of stronger performance. How can ARTG expect its shareholders to hang their hopes on a dilutive transaction with a failing company to get stronger performance?

Hoping the proposed merger makes ARTG stronger is NOT good enough. Do not buy into management's fear tactics. The most certain path to realizing shareholder value is through profitable, independent operations.

MWTG believes the Board has allowed management to erode shareholder value. WE BELIEVE IT IS TIME FOR SHAREHOLDERS TO PROTECT THE VALUE OF ARTG BY VOTING AGAINST THE MERGER.

WE URGE YOU TO DEMONSTRATE YOUR OPPOSITION BY SIGNING, DATING AND RETURNING THE BLUE PROXY CARD AS SOON AS POSSIBLE. Vote for the certainty of value in a strong, independent ARTG by voting AGAINST the merger.

Please note, shareholders may have the ability to vote shares by telephone or Internet. To vote by telephone, shareholders should call the toll free number found on their voting instruction form, or call 1-800-454-8683 and enter the 12 digit Control Number found on the right hand portion of their voting instruction form. To vote by Internet shareholders should go to www.proxyvote.com and follow the easy instructions provided.

For more information, please visit www.saveatg.com.
                                   ---------------

                                      # # #

Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC, SSH partners I, LP, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe are participants in a solicitation of proxies from the shareholders of Art Technology Group, Inc. for use at its special meeting scheduled to be held on October 22, 2004. Information relating to these participants and certain other persons who may also be deemed to be participants in the solicitation of proxies is contained in their proxy statement filed with the Securities and Exchange Commission on October 8, 2004. Shareholders are advised to read the proxy statement and the other documents related to the solicitation of proxies by Mitchell-Wright Technology Group, LLC and the other participants because they contain important information. A copy of the proxy statement has been mailed to shareholders and is currently available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov. In addition, you may also obtain a free copy of the proxy statement by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).



                                  END OF FILING